Q-MED, INC.,
                             A DELAWARE CORPORATION


                            SCHEDULE OF SUBSIDIARIES


               Heart Map, Inc., a Delaware corporation, 83% owned.

     Interactive Heart Management Corp., a Delaware corporation, 100% owned.